Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Year Ended October 31, 2010

WATERTOWN, CT -- (Marketwire - January 27, 2011) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for its fiscal year that ended October 31, 2010. These results have been filed on Form 10-K with the Securities and Exchange Commission today.

Total sales for fiscal 2010 increased $1.7 million, or 3%, to $67.8 million from $66.1 million for fiscal 2009. Excluding the sales increases that were due to acquisitions, sales increased 1% in fiscal year 2010 compared to the same period in 2009. Gross profit increased $1.7 million, or 5%, for the year ended October 31, 2010 to $37.0 million from $35.3 million in the year earlier. Gross profit as a percentage of sales increased to 55% in 2010 from 53% in 2009.

Operating income in fiscal 2010 was $6.1 million, a $1.7 million improvement over fiscal 2009. Other income, net, benefited in fiscal 2010 from a one-time increase in non-operating income of $3.5 million, compared to a one-time increase in non-operating income of $3.0 million in fiscal 2009. Total pre-tax income in fiscal 2010 was $7.2 million compared to $4.8 million in fiscal 2009.

Net income for the most recent fiscal year increased to $4.3 million from $3 million in the previous fiscal year. Consequently, earnings per share increased to $.20 per share in 2010 from $.14 per share in 2009.

"During this challenging economy, we increased our sales and operating profitability in 2010 by investing in our workforce, strengthening our customer relationships and the aggressive positioning of our brands -- which will allow us to be more even more competitive on value, products and service," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "The economic downturn has fundamentally and permanently changed the environment in which we operate. In order to continue to be successful the future, we are planning to further adapt our business with new sales channels, expanded product lines, targeted marketing strategies, operating efficiencies and eco-friendly initiatives."

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at www.crystalrock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                      Selected Results of Operations

                                           Fiscal Year Ended:
                                         ------------------------
                                         October 31,  October 31,
                                            2010         2009
                                         -----------  -----------
(000's $)

Sales                                    $    67,781  $    66,126

Income from operations                   $     6,133  $     4,385

Net Income                               $     4,256  $     3,020

Basic net earnings per share             $      0.20  $      0.14
Diluted net earnings per share           $      0.20  $      0.14

Basic Wgt. Avg. Shares Out. (000's)           21,477       21,526
Diluted Wgt Avg. Shares Out. (000's)          21,477       21,526

Note: This press release contains forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15